EXHIBIT 10.1

SECOND AMENDMENT TO SOHAIB ABBASI EMPLOYMENT AGREEMENT

This amendment (the “Amendment”), is made by and between Sohaib Abbasi (the “Executive”) and Informatica Corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”).

WHEREAS, the Parties entered into an Employment Agreement effective July 19, 2004, as amended December 31, 2008 (collectively, the “Agreement”).

WHEREAS, the Parties wish to amend the Agreement, in accordance with sections 16 and 17 of the Agreement, to reflect, among other things, certain changes to Executive’s target bonus, separation benefits and the elimination of the Section 280G tax gross-up provision.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1.	Section 3(b) shall be deleted in its entirety and replaced with:

“(b)           Annual Bonus.  Executive’s annual target bonus will be 100% of Base Salary (“Target Bonus”).  Executive’s annual bonus will be determined based upon achievement of performance goals established by the Committee.  Executive will have the opportunity to discuss the nature of such performance goals with the Committee prior to such performance goals being established.  The actual bonus paid may be an amount up to 200% of Base Salary for overachievement of Executive’s performance goals, or some other amount as determined by the Committee, and similarly may be reduced to $0 for underachievement.  Bonuses, if any, will accrue and become payable in accordance with the Committee’s standard practices for paying executive incentive compensation; provided, however, Executive’s actual bonus will be paid no later than two and one-half (2 1/2) months following the end of the performance year.”

2.	Section 6(a) shall be deleted in its entirety and replaced with:

“(a)           Termination Without Cause or Resignation for Good Reason.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 7 and 8, Executive will receive: (i) continued payment of Base Salary for the period of twelve (12) months following the date of the termination (the “Continuance Period”) (such that the amount paid in each month shall be the same but if the separation agreement and release of claims are not complete within the first sixty (60) days that the initial payment shall include any other payments that would have been made prior to the completion of the separation agreement and release of claims), (ii) a lump-sum payment equal to one hundred percent (100%) of Executive’s then current Target Bonus, paid at the time fiscal year bonuses are paid to other executives, but in no event later than two and one-half (2-1/2) months following the end of the performance year in which the Executive’s employment is terminated, (iii) reimbursement for any applicable premiums Executive pays to continue coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for the Continuance Period, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), and (iv) immediate vesting of all unvested equity awards that would have vested had Executive otherwise remained an employee for the 12 month period commencing on his termination date.  Notwithstanding any contrary provision of the preceding sentence, if a termination described in the preceding sentence occurs within the period beginning three months prior to a Change of Control and ending 12 months following a Change of Control, then in applying the preceding sentence: (A) in clause (i), eighteen (18) months will be substituted for twelve (12) months, (B) in clause (ii), one hundred fifty percent (150%) will be substituted for one hundred percent (100%), and (C) in clause (iv), immediate vesting will be provided with respect to all unvested equity awards.  Executive’s vested equity awards will remain exercisable in accordance with the terms of the applicable Company equity compensation plan and the corresponding award agreements and thereafter will expire to the extent not exercised.  If Executive’s employment is terminated prior to a Change of Control and Executive is entitled to receive severance under this Section 6(a), Executive’s unvested equity awards will remain outstanding for three months (subject to the maximum term stated in the applicable award agreement).”

3.           Section 6(a)(i) shall be deleted in its entirety and replaced with:

“(i)           Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (collectively, "Benefits") (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6(a)(i), would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s Benefits will be either:

(A)           delivered in full, or

(B)           delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be taxable under Section 4999 of the Code.  If a reduction in the Benefits constituting “parachute payments” is necessary so that no portion of such Benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (3) cancellation of accelerated vesting of equity awards; and (4) reduction of continued employee benefits.  In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Benefits provided to Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant.  For the avoidance of doubt, for purposes of measuring an equity compensation award's value to Executive when performing the foregoing comparison between (A) and (B), such award's value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes.  Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change of Control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.  Notwithstanding the preceding, as expressly permitted by Q/A #32 of the Code section 280G final regulations, with respect to performing any present value calculations that are required in connection with this Section 6(a)(i), the Parties affirmatively elect to utilize the Applicable Federal Rates that are in effect as of the Effective Date of the Second Amendment to this Agreement (the "April 2010 AFRs") and the accounting firm shall therefore use such April 2010 AFRs in its determinations and calculations.”

4.         Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

5.         Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.  This Amendment may be amended at    any time only by mutual written agreement of the Parties and may not be amended adversely to Executive's interest except by mutual written agreement of the Parties.

6.           Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the Parties to this Amendment.

7.           Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

8.           This Amendment will become effective on the date that it is signed by both Parties as shown below (the “Effective Date”).

(Signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of this 28th day of April of the year 2010.

INFORMATICA CORPORATION

/s/ Earl E. Fry
By:	Earl E. Fry
Title	CFO

ACCEPTED AND AGREED TO this
28 day of April 2010.

/s/ Sohaib Abbasi
Sohaib Abbasi

(Signature page to Second Amendment to Sohaib Abbasi Employment Agreement)